FOR IMMEDIATE RELEASE NASDAQ symbol: NVAX

NOVAVAX ANNOUNCES
FOURTH QUARTER AND YEAR–END 2005 FINANCIAL RESULTS

MALVERN, PA., March 1, 2006 – Novavax, Inc. (NASDAQ: NVAX) today announced its fourth quarter and year–end 2005 financial results.

Recent Significant Events at Novavax include:

•	Completed $38.0 million in equity capital raises at $4.30-$4.35 per share (November 2005/February 2006)

– Total of $42.0 million of new equity capital raised within last twelve months

•	Completed License Agreement on ESTRASORB® with Esprit Pharma Inc. for North American distribution (October 2005)

– Minimum $12.5 million in mandatory payments over twelve months (received $10.0 million in 2005 and $2.5 million due in October 2006)

– –	Double digit royalty on all ESTRASORB sales Significant future milestone payments

– Novavax maintains product manufacturing, and international markets outside of North America

•	Converted $6.0 million of outstanding convertible notes to equity (October 2005) – Reduced convertible notes outstanding to $29.0 million – Reduced annual interest expense by $285,000

– Remaining bondholders cannot “Put” remaining convertible notes to the Company until July 2007

•	Expanded the Vaccine Initiative

– Research collaboration initiated with the University of Pittsburgh School of Medicine on efficacy seasonal and pandemic influenza. (February 2006)

– Formed strategic alliances with Wave Biotech and Pacific GMP on the development of a commercial scale manufacturing and production process for vaccines. (September 2005/February 2006)

– Formed Special Governmental Relations Committee of the Board. (December 2005)

•	Filed a new $100.0 Million Shelf Registration Statement (December 2005)

•	Nominated two new experienced Board Members from within the bio-pharmaceutical industry.

Commenting on the fourth quarter and year-end 2005 operating results, Dr. Rahul Singhvi, President and Chief Executive Officer, stated, “Novavax continued its transformation into a new, dynamic company focused on development of new important products in the fourth quarter of 2005. The licensing of North American marketing rights of Estrasorb to Esprit Pharma was critical to our business plan. We assumed a leadership position in addressing the global pandemic influenza threat by leveraging our virus-like particle (VLP), Novasome adjuvants, and portable manufacturing technologies. We now believe we have the necessary financial and human resources to develop a vaccine against H5N1 and other strains of avian and seasonal influenza vaccines and we look forward to reporting our progress on these programs in the near future.”

Fourth Quarter Financial Results

Total revenues for the fourth quarter ended December 31, 2005 were $2.2 million compared with total revenues of $2.0 million for the same period last year. The increase was due to a $1.0 million license payment offset by decreases in product sales due to the sale or license of the Company’s vitamin, AVC and ESTRASORB products in September and October 2005. For the twelve-month periods ended December 31st, in 2005, total revenues were $7.4 million compared with $8.3 million in 2004. Of the total decrease in revenues, product sales accounted for $1.8 million, due to the sales and license of products, partially offset by a $0.9 million increase, in royalties, milestone and licensing fees.

Cost of products sold for the three-month period ended December 31, 2005 was reduced significantly to $717 thousand compared with $1.4 million for the three-month period ended December 31, 2004, primarily due to the sale of the majority of the Company’s product lines. In the three month period ended December 31, 2005 the Company also took a $1.5 million charge to write down ESTRASORB inventory to values which reflected future selling cost. Cost of products sold for the twelve month period, which includes fixed idle capacity costs at our manufacturing facility, increased to $5.8 million in 2005, compared to $3.5 million in 2004, a 66% increase. Of the $5.8 million costs of products sold for 2005, $3.2 million was due to idle plant capacity costs at our manufacturing facility compared to $0.7 million in 2004. The remaining $2.6 million increase was primarily due to ESTRASORB, which accounted for 45% of net product sales in 2005, as compared to 28% of net product sales in 2004.

Research and development costs for the three-month period ended December 31, 2005, were $1.3 million compared to $1.5 million for the three-month period ended December 31, 2004. For the full year research and development costs decreased from $7.4 million in 2004 to $5.1 million in 2005. The decrease of $2.3 million or 31% was due to manufacturing start-up costs in 2004 being accounted for in the research and development category until production began in April 2004. We expect research and development costs to increase in 2006 as we progress on the development of other products in our pipeline, primarily related to vaccine research and development.

Selling and marketing costs were reduced to $89 thousand for the three-month period ended December 31, 2005, compared with $6.3 million for the same period last year. The decrease of $6.2 million was primarily due to the prior investment in the marketing launch of ESTRASORB in 2004, as well as elimination of our sales force over the past year and the decision to discontinue any further marketing efforts solely within our Company. Selling and marketing expenses were $6.9 million for the twelve month period ended December 31, 2005, compared with $23.6 million for the same twelve-month period last year. The $16.7 million decrease was primarily due to the significant marketing investment made in 2004 for the initial launch of ESTRASORB as well as our business strategy of transitioning to our core competency of new product development.

Total general and administrative costs were $2.0 million for the three-month period ended December 31, 2005, compared with $2.7 million for the three-month period ended December 31, 2004. The reduction in general administrative costs during this period of $0.7 million was due to reductions in various categories of expenses, including accounting, consulting, investor relations, and salary expense. Total general and administrative costs were $8.1 million for the twelve-month period ended December 31, 2005, compared with $8.7 million for the similar period in 2004.

In October 2005, the Company entered into License and Supply Agreements for its primary product, ESTRASORB. In consideration for the rights granted, the Company was paid $10.0 million in the fourth quarter of 2005. A minimum amount of another $2.5 million will be paid during the fourth quarter 2006, along with other contingency royalties and milestone payments. As part of this transaction the Company also wrote off $2.2 million which represented the remaining net balance of its intangible asset for ESTRASORB. The Company incurred $0.2 million of fees related to this transaction and recorded a gain of $10.1 million during the fourth quarter of 2005.

For the three-month period ended December 31, 2005, the Company had a net profit of $6.2 million, or $0.13 per share, compared with a net loss of $10.3 million, or ($0.26) per share, for the same three-month period last year. For the twelve-month period ended December 31, 2005, the Company had a net loss of $11.2 million, or ($0.26) per share, compared with a net loss of $25.9 million, or ($0.70) per share for the similar 2004 period.

As of December 31, 2005, the Company had $31.9 million in cash and cash-equivalents compared with $17.9 million at December 31, 2004. The February 2006 equity offering, with gross proceeds of $20.0 million, adds to this year end balance. In November 2005, the Company also completed an equity offering of 4,186,047 shares of common stock at $4.30 per share for gross proceeds of $18.0 million. The equity raised in November 2005 and February 2006 were both issued pursuant to existing “shelf” registration statements.

Conference Call
The Company will hold an investor conference call to discuss its financial results at 10:00 a.m. ET on March 1, 2006. The call will be hosted by Mr. Gary C. Evans, Chairman of the Board and Dr. Rahul Singhvi, President and CEO of Novavax. Other participants on the call will include senior management of Novavax. A question and answer session will follow the financial results overview. The dial in number for the conference call is (866) 356-3093, pass code 67425359.

A live audio webcast and presentation of the conference call will be available through http://www.novavax.com. Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. A replay of the webcast will be available for 90 days starting on March 1, 2006 at http://www.novavax.com. A replay of the conference call will also be available by telephone on March 1, 2006 through June 1, 2006. To access the replay, dial (888) 286-8010 and enter pass code 63645862 followed by the number sign.

About Novavax, Inc.
Novavax is focused on creating differentiated, value-added pharmaceutical and vaccine products and technologies. These include the Company’s virus-like particle (VLP) manufacturing technology utilizing the baculovirus expression system in insect cells, as well as novel vaccine adjuvants based on Novasomes and dendrimer technologies. Novavax, Inc. is also a product development company focused on the research, development and commercialization of new products utilizing its proprietary drug delivery and biological technologies for large and growing markets. Novavax’s drug delivery technologies include the micellar nanoparticle (MNP) technology which is the basis for the development of its first FDA-approved product, ESTRASORB. In addition to MNP, Novavax drug delivery technologies include Novasomes® (paucillamellar non-phospholipid liposomes) and Sterisomes® (subcutaneous depot injection).

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)

	Unaudited
	Three-months ended		Year ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Net product sales	$641	$2,207	$4,549	$6,397
Contract research & development	562	(161)	1,798	1,738
Royalties, milestone and licensing fees	1,041	—	1,041	125

Total revenues	2,244	2,046	7,388	8,260

Operating costs and expenses:
Cost of products sold	717	1,362	5,791	3,490
Excess inventory costs over market	1,519	—	1,519	—
Research and development	1,315	1,541	5,075	7,369
Selling and administrative	89	6,327	6,920	23,588
General and administrative	2,005	2,724	8,114	8,716
Facility exit costs	—	—	105	723
Gain on sales of product assets	(10,109)	—	(10,965)	—
Gain on redemption of debt	—	—	—	(11,162)

Total operating costs and expenses	(4,464)	11,954	16,559	32,724

Gain/(Loss) from operations	6,708	(9,908)	(9,171)	(24,464)
Interest expense, net	(553)	(450)	(2,003)	(1,526)
Other income	—	70	—	70
Net gain/(loss)	$6,155	$(10,288)	$(11,174)	$(25,920)

Basic and diluted gain/(loss) per share	$0.13	$(0.26)	$(0.26)	$(0.70)

Basic and diluted weighted average number of common shares outstanding	47,887,656	39,553,876	42,758,302	36,926,034

Selected Balance Sheet Data
(in thousands)

	As of December	As of December 31,
	31, 2005	2004
Cash and cash equivalents	$31,893	$17,876
Total current assets	$37,611	$23,937
Working capital	$32,735	$15,361
Total assets	$84,382	$77,993
Long term obligations	$29,678	$35,970
Stockholders’ equity	$49,652	$33,281

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding usage of cash, product sales, future product development and related clinical trials and future research and development, including FDA approval. Novavax’s actual results could differ materially from those expressed in such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; ability to enter into future collaborations with industry partners, competition; unexpected changes in technologies and technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to establish and maintain commercial-scale manufacturing capabilities; results of clinical studies; progress of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; the ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity financing or otherwise; and other factors referenced herein. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2004 and quarterly reports on Form 10Q for the quarters ended March 31, 2005 ,June 30, 2005 and September 30, 2005 incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s annual and quarterly reports filed with the SEC. Copies of these filings may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.

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For Further Information Contact:
Investor Relations
Kathy Hamilton
Novavax, Inc.
Tel: (484) 913-1213
Email: khamilton@novavax.com